Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Ladenburg Thalmann Financial Services Inc. on Form S-8 (Nos. 333-82688, 333-101360, 333-101361, 333-124366 and 333-130024) and on Form S-3 (No. 333-37934, 333-71526, 333-81964, 333-88866, 333-122240, 333-117952 and 333-130028) of our report dated February 16, 2006, except for Note 14 as to which the date is March 7, 2006, with respect to the consolidated financial statements of Ladenburg Thalmann Financial Services Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ Eisner LLP
New York, New York
March 27, 2006